Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE IS SELECTED TO CONSTRUCT REFINED PRODUCTS STORAGE TO SUPPORT

MOTIVA’S PROPOSED REFINERY EXPANSION IN PORT ARTHUR, TEXAS

- TOTAL VALUE OF THE CONTRACT IS ESTIMATED AT OVER $60 MILLION -

TULSA, OK – April 2, 2007 – Matrix Service Co. (NASDAQ: MTRX), a leading industrial services company, announced today that its wholly owned subsidiary Matrix Service Inc., signed an agreement with TE Products Pipeline Company, Limited Partnership, a subsidiary of TEPPCO Partners, L.P. (NYSE: TPP) to construct refined products storage. TE Products previously signed an agreement with Motiva Enterprises LLC to construct and operate a new refined products storage facility for gasoline and distillates to support Motiva’s proposed refinery expansion. Matrix Service’s scope of work includes the construction of approximately 5.4 million barrels of refined products storage.

“Matrix Service is very pleased to have been selected for the construction of the refined products storage in Port Arthur, TX,” said Michael J. Bradley, president and CEO of Matrix Service Company. “This project represents an opportunity for Matrix Service to assist both TEPPCO and Motiva in achieving their strategic objectives.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries. The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada. For additional information go to www.matrixservice.com.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "anticipate", "continues", "expect", "forecast", "outlook", "believe", "estimate", "should" and "will" and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com